                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        HARLAND CHECKS AND SERVICES, INC.

          The Articles of Incorporation of Harland Checks and Services, Inc. are
as follows:

                                   Article I.

          The name of the corporation is Harland Checks and Services, Inc. (the
"Corporation").

                                  Article II.

          The purpose of the Corporation is to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia and to have all the rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Georgia.

                                  Article III.

          The total number of shares of stock which the Corporation shall be authorized to issue is one thousand (1000) shares of One Cent ($.01) par value capital stock, all of which shall be designated "Common Stock."

                                  Article IV.

          The initial registered office of the corporation shall be 1201
Peachtree Street NE, Atlanta, Fulton County, Georgia 30361. The initial registered agent at such address shall be The Corporation Trust Company.

                                   Article V.

          The mailing address of the initial principal office of the Corporation is: 2939 Miller Road, Decatur, GA 30035.

                                  Article VI.

          The shareholders of the Corporation shall have such rights to take actions by written consent of less than all shareholders as may be permitted by
Section 14-2-704(a) of the Georgia Business Corporation Code or as Georgia law
or the bylaws of the Corporation may otherwise provide.

                                  Article VII.

          To the fullest extent that the Georgia Business Corporation Code, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the
Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                 Article VIII.

          The name and address of the Incorporator of the Corporation are, respectively, Erica B. Jackson and Troutman Sanders LLP, 600 Peachtree, N.E.,
Suite 5200, Atlanta, Georgia 30308.